EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 31st day of July, 2014 by and between WHE Generation Corp., a Delaware corporation (hereinafter called the “Company”), and Christopher M. Nelson (hereinafter called the “Executive”).

1.

Employment.

1.1

Employment and Term.  The Company shall employ the Executive and the Executive shall serve the Company, on the terms and conditions set forth herein, for the period commencing on the date hereof (the “Effective Date”) and expiring three (3) years from the Effective Date (the “Term”) unless sooner terminated as hereinafter set forth.  The Term of this Agreement shall automatically be extended for successive one (1) year periods, starting on the end of the second anniversary of the Effective Date, unless at least 90 days prior to such anniversary date, either the Board or the Executive gives written notice of his/its desire not to extend the Term hereof for the additional year.

1.2

Duties of Executive.  The Executive shall serve as Chief Executive Officer of the Company and shall have powers and authority commensurate with such position, shall diligently perform all services as may be reasonably assigned to him by the Board and shall exercise such power and authority as may from time to time be delegated to him by the Board.

2.

Compensation.

2.1

Base Salary.  The Executive shall receive a base salary of $180,000 per annum (the “Base Salary”) during the Term, such Base Salary to be payable in substantially equal installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be subject to annual increases at the discretion of the Board.

The Executive may defer up to $80,000 per year in Base Salary during the first year, which may be used to off-set and repay any Promissory Note he has with the Company, or otherwise convert at his discretion to Common Stock of the Company at a price of $0.27 per share prior to the first year anniversary of his employment.  After such time, he shall be able to convert deferred salary to Common Stock at the discretion of the Board.

2.2

Benefits.  During the Term of this Agreement, the Executive shall be entitled to insurance programs, sick leave, stock option plans, bonus plans, pension plans and other fringe benefit plans and programs as are from time-to-time established and maintained for the benefit of the Company’s executive officers subject to the provisions of such plans and programs in accordance with the Company’s policies and plans from time to time in effect for executive officers of the Company. Until the Company offers health insurance to its employees, the Executive shall receive a $1,000 per month health insurance reimbursement.

After his first 90 days, the Executive shall receive three (3) weeks paid vacation in the first year of his employment, with an additional one (1) week vacation added each subsequent year up to five (5) total weeks of paid vacation time per year.

2.3

Stock Options.  The Executive shall receive 750,000 Founders Stock Options, vesting 93,750 options every 6 months during over the following 4 years, exercisable at $0.12 per share, and terminating in 10 years.  The Executive shall receive additional stock options (initially under the Company’s 2014 Stock Incentive Plan), as shall be determined by the Company’s Board of Directors subsequent to this Agreement, but no less than 250,000 options each year of his employment.

3.

Expense Reimbursement and Office.

3.1

Expense Reimbursement.  During the Term, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company, including expenses for travel and reasonable entertainment.

3.2

Working Facilities.  The Company shall furnish the Executive with an office and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.  The Executive shall maintain an executive office in Palm Beach, Florida.

4.

Termination.

4.1

Termination for Cause.  Notwithstanding anything contained to the contrary in this Agreement, this Agreement may be terminated by the Company for Cause. As used in this Agreement, “Cause” shall only mean (i) subject to the following sentences, any action or omission of the Executive which constitutes a willful and material breach of this Agreement which is not cured or as to which diligent attempts to cure have not commenced within thirty (30) business days after receipt by the Executive of notice of same, which notice specifies the conduct necessary to cure such breach, (ii) fraud, embezzlement or misappropriation as against the Company or (iii) the conviction of the Executive for any criminal act which reasonably injures the Company. Upon any determination by the Board that Cause exists under clause (i) of the preceding sentence, the Company shall cause a special meeting of the Board to be called and held at a time mutually convenient to the Board and the Executive, but in no event later than ten (10) business days after the Executive’s receipt of the notice contemplated by clause (i).  The Executive shall have the right to appear before such special meeting of the Board with legal counsel of his choosing to refute any determination of Cause specified in such notice, and any termination of the Executive’s employment by reason of such Cause determination shall not be effective until the Executive is afforded such opportunity to appear.  Any termination for Cause pursuant to clause (ii) or (iii) of the first sentence of this Section 4.1 shall be made in writing to the Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination.

Upon any termination pursuant to this Section 4.1, the Company shall pay to the Executive any unpaid Base Salary accrued through the effective date of termination specified in such notice.

Except as provided above, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 3.1).

4.2

Termination Without Cause.  The Company shall have the right to terminate the Executive’s employment hereunder for any reason other than as set forth in Section 4.1 upon thirty (30) days written notice to the Executive; provided, however, that the Company shall pay to the Executive (i) any unpaid Base Salary accrued through the effective date of termination specified in such notice, (ii) the Executive’s Base Salary at the rate prevailing at such termination through 24 months from the date of termination or the end of his Term then in effect, whichever is longer, and (iii) any Performance Bonus that would otherwise be payable to the Executive were he not terminated, during the 12 months following his termination. Upon termination without cause, all of the Executive’s stock options shall vest immediately.

4.3

Termination Upon Change in Control.

(a)

Upon the termination of the Executive’s employment hereunder (i) by the Company other than for “Cause”, as specified in Section 4.1 hereof, or (ii) by the Executive for “Good Reason”, as specified in Section 4.3(c) hereof, within 180 days after the occurrence of a “Change in Control” as specified in Section 4.3(b) hereof, the Company shall pay to the Executive (i) any unpaid Base Salary accrued through the effective date of termination specified in such notice, (ii) the Executive’s Base Salary at the rate prevailing at such termination through 24 months from the date of termination or the end of his Term then in effect, whichever is longer, and (iii) any Performance Bonus that would otherwise be payable to the Executive were he not terminated, during the 12 months following his termination.  Upon termination upon a change in control, all of the Executive’s stock options shall vest immediately.

(b)

For purposes of this Agreement, a “Change in Control” shall mean:

(i)

The acquisition (other than by the Company), at any time after the date hereof, by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (together with such common stock, “Voting Securities”); or

(ii)

The individual(s) who, as of the date hereof, constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(iii)

Approval by the shareholders of the Company of (A) a reorganization, merger or consolidation with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, (B) a liquidation or dissolution of the Company or (C) the sale of all or substantially all of the assets of the Company, unless the approved reorganization, merger, consolidation, liquidation, dissolution or sale is subsequently abandoned.

(c)

For purposes of this Agreement, “Good Reason” shall mean:

(i)

The occurrence of any of the following events which is not consented to in writing by the Executive prior to its occurrence or which is not cured by the Company within thirty (30) days after its receipt of written notice of the Executive’s objection to such occurrence:  (a) the Executive is assigned to any position, duties or responsibilities that are significantly diminished when compared with the position, duties or responsibilities of the Executive on the date of this Agreement, (b) the Executive’s Base Salary or other compensation is reduced or (c) the Executive is requested to engage in conduct that is reasonably likely to result in a violation of law; but excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive;

(ii)

Any failure by the Company to comply with any of the provisions of Sections 1.3, 2 or 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive;

(iii)

The Company’s requiring the Executive to be based at any office or location other than the Company’s offices in South Florida, except for travel reasonably required in connection with the performance of the Executive’s responsibilities hereunder; or

(iv)

Any purported termination by the Company of the Executive’s employment other than as expressly permitted by this Agreement.

4.4

Voluntary Resignation.  In the event the Executive resigns as an employee of the Company, he shall be entitled to receive the same payment as if he had been terminated pursuant to Section 4.1of this Agreement.

4.5

Full Settlement.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.  The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to Section 6 of this Agreement), plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code of 1986, as amended (the “Code”).

5.

Indemnification.  The Company shall indemnify and hold harmless the Executive from and against any and all claims, damages, expenses (including attorneys' fees) and amounts paid in settlement, litigation, arbitration or otherwise (a “Claim”) actually and reasonably incurred by him in connection with the investigation, defense, settlement or appeal of any threatened, pending or completed Claim to which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive is or was an officer, director, employee or agent of the Company or its predecessor company, or is or was serving at the request of the Company, or its predecessor company, as an officer, director, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, or by reason of anything done or not done by the Executive in such capacity or capacities, provided that the Executive acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company or its predecessor company.  Such indemnification shall include, but not be limited to, any Claim made by shareholders of the Company’s predecessor company for demand of the Executive equity holdings in the Company or its predecessor company.

6.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any conflict of law rule or principle that would give effect to the laws of another jurisdiction.  In the event that any dispute shall arise with respect to this Agreement, then such dispute shall be submitted for resolution to arbitration in Palm Beach County, Florida in accordance with the rules of the American Arbitration Association then in effect.  The non-prevailing party in such arbitration shall pay all reasonable fees and expenses of the prevailing party, including fees and expenses of counsel for the prevailing party.

7.

Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the Company’s executive office, or to the last address known for the Executive.

8.

Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company with respect to such subject matter.

9.

Benefits; Binding Effect.  This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns.  Notwithstanding the foregoing, neither party may assign its rights or benefits hereunder without the prior written consent of the other party hereto.

10.

Severability.  The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.  If such invalidity is caused by duration, geographic scope or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

11.

Waivers.  The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

12.

Damages.  Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement.

13.

No Third Party Beneficiary.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of the Executive, his heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

WHE GENERATION CORP.

By: __/s/ Joel Mayersohn____________________

Name: Joel Mayersohn

Title: Director

EXECUTIVE

____/s/ Christopher Nelson______________

Christopher Nelson

ADDENDUM TO

EMPLOYMENT AGREEMENT

THIS ADDENDUM (“Addendum”), dated June 2, 2015, to the EMPLOYMENT AGREEMENT (“Agreement”) dated July 31, 2014, is between Q2Power Corp., f/k/a WHE Generation Corp., a Delaware corporation (hereinafter called the “Company”), and Christopher M. Nelson (hereinafter called the “Executive”).

The Agreement is hereby amended as set forth below.  Any provision not specifically amended hereby, shall remain the same as in the original Agreement.

1)

SALARY: Section 2.1 shall be amended as follows:

2.1

Base Salary.  The Executive shall receive a base salary of $138,000 per annum (the “Base Salary”) commencing June 1, 2015 and continuing until May 31, 2016.  After May 31, 2016, his Base Salary shall be increased to $180,000, or such other greater amount so determined by the Board. This decrease in Base Salary of $42,000 may be used to purchase common stock of the Company in the current Rights Offering on a dollar for dollar basis.  If the Executive is liable for payroll taxes for this reduced amount that is converted to stock, the Company will provide him with a tax mark-up bonus at the end of the 2015 fiscal year in such amount.

2)

DEBT CONVERSION:  The current Agreement provides that: “The Executive may defer up to $80,000 per year in Base Salary during the first year, which may be used to off-set and repay any Promissory Note he has with the Company, or otherwise convert at his discretion to Common Stock of the Company at a price of $0.27 per share prior to the first year anniversary of his employment.  After such time, he shall be able to convert deferred salary to Common Stock at the discretion of the Board.”

The following provision shall be added to that paragraph:

The Board has determined that the Executive may repay and retire the $99,900 principal balance of his promissory note by returning to the Company 370,000 shares of common stock held by him (valued, as provided above, at $.27 per share).  Such returned shares shall be placed in treasury and available for future issuances.

3)

ENTIRE AGREEMENT.  This Addendum, along with the original Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company with respect to such subject matter.

IN WITNESS WHEREOF, the undersigned have executed this Addendum to the Employment Agreement as of the date first above written.

Q2POWER CORP.

By: ___/s/ Joel Mayersohn__________

Name: Joel Mayersohn

Title: Director

EXECUTIVE

___/s/ Christopher Nelson_____________

Christopher Nelson